                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            GENETICS INSTITUTE, INC.
              ----------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            GENETICS INSTITUTE, INC.
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3)

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: 1

     (4)  Proposed maximum aggregate value of transaction:

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, schedule or registration statement no.:

     (3)  Filing party:

     (4)  Date filed:

                            GENETICS INSTITUTE, INC.

                             87 CAMBRIDGEPARK DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02140
                                 (617) 876-1170

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

                                 APRIL 19, 1994

     The Annual Meeting of Stockholders of Genetics Institute, Inc. (the "Company") will be held at The Charles Hotel, One Bennett Street, Cambridge, Massachusetts on Tuesday, April 19, 1994 at 9:00 a.m., local time, to consider and act upon the following matters:

          1. To elect two Class I directors to serve for the ensuing three years;

          2. To approve an amendment to the Company's 1991 Employee Stock Purchase Plan to increase the aggregate number of the Company's Depositary Shares covered by such Plan from 180,000 to 480,000 and to amend certain offering commencement and offering termination dates;

          3. To ratify the selection by the Board of Directors of Arthur Andersen & Co. as the Company's independent public accountants for the current fiscal year;

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on February 22, 1994 will be entitled to vote at the meeting or any adjournment thereof.

                                            By Order of the Board of Directors,

                                            LAWRENCE V. STEIN, Secretary

Cambridge, Massachusetts
March 10, 1994

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED VOTER INSTRUCTION CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE VOTER INSTRUCTION CARD IS MAILED IN THE UNITED STATES.

                            GENETICS INSTITUTE, INC.

                             87 CAMBRIDGEPARK DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02140

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 19, 1994

     This Proxy Statement is furnished in connection with the solicitation of proxies and voting instructions by the Board of Directors of Genetics Institute, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on April 19, 1994 and at any adjournment of that meeting. All shares of Common Stock will be voted in accordance with the stockholders' instructions. Any proxy or voting instructions may be revoked by a stockholder at any time before its exercise by delivery of written revocation to The First National Bank of Boston, Shareholder Services Division, P. O. Box 1628, Boston, Massachusetts 02105-9903.

     The Company's Annual Report for the fiscal year ended November 30, 1993 is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about March 10, 1994.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED NOVEMBER 30, 1993 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT FOR EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE DIRECTOR OF CORPORATE COMMUNICATIONS, GENETICS INSTITUTE, INC., 87 CAMBRIDGEPARK DRIVE, CAMBRIDGE, MASSACHUSETTS 02140. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

TRANSACTION WITH AMERICAN HOME PRODUCTS CORPORATION

     On January 16, 1992, at a Special Meeting of Stockholders of the Company (the "Special Meeting"), the holders of the Company's Common Stock, $.01 par value per share ("Common Stock"), approved the Agreement and Plan of Merger, dated as of September 19, 1991 and amended as of December 9, 1991 (the "Merger Agreement"), among the Company, American Home Products Corporation ("AHP"), AHP Biotech Holdings, Inc., an indirect wholly-owned subsidiary of AHP ("Holdings"), and AHP Merger Subsidiary Corporation, a wholly-owned subsidiary of Holdings ("Merger Subsidiary"), pursuant to which, among other things, (i) Merger Subsidiary was merged with and into the Company (the "Merger"), with the Company being the surviving corporation, (ii) each share of Common Stock then outstanding was converted pursuant to the Merger into the right to receive $20.00 in cash and six-tenths of a depositary share (a "Depositary Share"), each Depositary Share representing one share of Common Stock subject to a call option held by Holdings (the "Call Option") and evidenced by a depositary receipt (a "Depositary Receipt"), (iii) Holdings acquired 40% of the shares of Common Stock of the Company and (iv) Holdings purchased 9,466,709 shares of Common Stock (the "Additional Shares") from the Company for approximately $300.0 million in cash. In addition, in connection with the Merger, the Company, AHP and Holdings entered into a Governance Agreement (the "Governance Agreement") summarized under "Election of Directors -- Certain Transactions." The Merger, the sale of Additional Shares and all related actions between the Company and Holdings contemplated by the Merger Agreement are collectively referred to herein as the "AHP Transaction."

VOTING SECURITIES AND VOTES REQUIRED

     The Board of Directors has fixed February 22, 1994 as the record date (the "Record Date") for determining stockholders who are entitled to vote at the meeting. At the close of business on February 22,

1994, there were outstanding and entitled to vote 26,328,408 shares of Common Stock, of which 10,331,367 are represented by Depositary Shares outstanding on the Record Date. Each share of Common Stock is entitled to one vote.

     The holders of Depositary Shares are entitled to one vote per Depositary Share on all matters to be voted on by stockholders of the Company, in the same manner and subject to the same limitations as any holder of shares of Common Stock. The record holders of Depositary Shares on the Record Date will be entitled to instruct The First National Bank of Boston, as depositary (the "Depositary") as to the exercise of the voting rights pertaining to the number of shares of Common Stock represented by their respective Depositary Shares by completing, dating and signing the enclosed Voting Instruction Card. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Common Stock represented by such Depositary Shares in accordance with such instructions, and the Company has agreed to take all action that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of Common Stock to the extent it does not receive specific instructions from the owners of Depositary Shares.

     Pursuant to the Governance Agreement, AHP and Holdings have agreed to vote their shares of Common Stock and Depositary Shares in any election of directors for all nominees in proportion to the votes cast by the other holders of Depositary Shares; provided that they may cast all of their votes (i) in favor of any nominee designated by Holdings pursuant to the provisions of the Governance Agreement and (ii) in their sole discretion in connection with any election contest to which Rule 14a-11 under the Securities Exchange Act of 1934, as amended, applies. Pursuant to the Governance Agreement, Holdings has agreed to vote its Depositary Shares in proportion to the votes cast by other holders of Depositary Shares in any vote to amend the terms of the Depositary Shares.

     The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the meeting is required for the election of Class I directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the meeting is required for the approval of the amendment to the 1991 Employee Stock Purchase Plan and the ratification of the selection of Arthur Andersen & Co. as the Company's independent public accountants for the current fiscal year. Shares of Common Stock represented by executed Voting Instruction Cards and proxies will be counted for purposes of establishing a quorum at the Annual Meeting, regardless of how or whether such shares are voted on any specific proposal. With respect to the required vote on any particular matter, abstentions will be treated as votes cast or shares present and represented, while votes withheld by nominee recordholders who did not receive specific instructions from the beneficial owners of such shares will not be treated as votes cast or as shares present or represented.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of December 31, 1993, regarding the ownership of the Company's equity securities by (i) the only persons known by the Company to own more than five percent of the outstanding shares, (ii) all directors and nominees, (iii) each of the executive officers named in the Summary Compensation Table (the "Named Executive Officers") and
(iv) all directors and executive officers of the Company as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of December 31, 1993 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any Depositary Shares deemed beneficially owned does not constitute an admission of beneficial ownership of those Depositary Shares.

                                                                                                PERCENTAGE
                                     NUMBER OF SHARES                            PERCENTAGE         OF
                                       BENEFICIALLY                                  OF           COMMON
       NAMES AND ADDRESSES                OWNED                CLASS(1)            CLASS         STOCK(2)
- ----------------------------------  ------------------     -----------------     ----------     ----------
5% Stockholders

AHP Biotech Holdings, Inc. .......      16,000,740(3)      Common Stock             60.8%          60.8%
685 Third Avenue                           947,000         Depositary Shares         9.3%           3.6%
New York, NY 10017

Spears, Benzak, Salomon &                  826,699(4)      Depositary Shares         8.1%           3.1%
  Farrell.........................
44 Rockefeller Plaza
33rd Floor
New York, NY 10111

FMR Corp. ........................         646,280(5)      Depositary Shares         6.4%           2.5%
82 Devonshire Street
Boston, MA 02109

Capital Research and Management...         593,000(6)      Depositary Shares         5.8%           2.3%
333 South Hope Street
Los Angeles, CA 90071

Wellington Management.............         531,463(7)      Depositary Shares         5.2%           2.0%
75 State Street
Boston, MA 02109

Directors and Executive Officers
James G. Andress..................           4,000         Depositary Shares           *              *
Anthony B. Evnin..................          34,201(8)      Depositary Shares           *              *
Fred Hassan.......................               0(9)                                 --             --
Robert I. Levy, M.D. .............               0(10)                                --             --
Thomas P. Maniatis, Ph.D. ........         230,100(11)     Depositary Shares         2.3%             *
Gabriel Schmergel.................         220,650(12)     Depositary Shares         2.1%             *
Benno C. Schmidt..................         136,013(13)     Depositary Shares         1.3%             *
Garen G. Bohlin...................          95,317(14)     Depositary Shares           *              *
Steven C. Clark, Ph.D. ...........          84,300(15)     Depositary Shares           *              *
Patrick Gage, Ph.D. ..............          86,538(16)     Depositary Shares           *              *
Tuan Ha-Ngoc......................         104,431(17)     Depositary Shares         1.0%             *
All directors and executive
  officers as a group (14
  persons)........................       1,049,559(18)     Depositary Shares         9.8%           3.9%

- ---------------

* Represents holding of less than one percent.

(1) While the Depositary Shares are a separate class of securities, they represent shares of Common Stock held by the Depositary and are therefore a subset of the total outstanding shares of Common Stock.

(2) The percentages set forth in this column are based on the total outstanding shares of Common Stock as of December 31, 1993, including shares of Common Stock subject to the Call Option held by the Depositary, but excluding shares of Common Stock represented by Depositary Shares issuable upon exercise of warrants or options exercisable more than 60 days after December 31, 1993.

(3) Does not include the outstanding shares of Common Stock subject to the Call Option represented by Depositary Shares which Holdings may be deemed to beneficially own as a result of its ability to exercise the Call Option at any time.

(4) Based solely on a communication with Spears, Benzak, Salomon & Farrell on February 24, 1994. As of such date Spears, Benzak, Salomon & Farrell had shared investment power and no voting power with respect to all of such shares. A variety of individuals, groups and corporations for whom Spears, Benzak, Salomon & Farrell serves as investment advisor have rights to dividends and proceeds of such shares.

(5) The information presented herein is as reported in, and based solely upon, a Schedule 13G dated February 11, 1994. FMR Corp. ("FMR") is a parent holding company, the subsidiaries of which hold or act as investment advisors with respect to the Depositary Shares reported herein. FMR and such subsidiaries share voting and investment power with respect to the Depositary Shares reported herein.

(6) The information presented herein is as reported in, and based solely upon, a Schedule 13F dated February 8, 1994. As of December 31, 1993, Capital Research and Management Company had shared investment power and no voting power with respect to all Depositary Shares reported herein.

(7) Based solely on a communication with Wellington Management on February 24, 1994. As of December 31, 1993, Wellington Management had shared investment power with respect to all of such Depositary Shares and shared voting power with respect to 250,985 Depositary Shares. Wellington Trust Company, a wholly-owned subsidiary of Wellington Management, has shared investment and shared voting power with respect to 72,700 shares beneficially owned by it.

(8) Includes 180 Depositary Shares held by Mr. Evnin's wife, as to which Mr. Evnin disclaims beneficial ownership. Also includes 8,929 Depositary Shares held by Venrock Associates, of which Mr. Evnin is a General Partner. Mr. Evnin shares voting and investment power with respect to the Depositary Shares held by Venrock Associates and disclaims beneficial ownership thereof. Also includes 12,000 Depositary Shares which Mr. Evnin has the right to acquire under outstanding stock options exercisable within 60 days after December 31, 1993.

(9) Mr. Hassan has been designated as Holdings' nominee pursuant to the provisions of the Governance Agreement. Does not include shares of Common Stock and Depositary Shares held by Holdings. Also does not include the outstanding shares of Common Stock subject to the Call Option represented by Depositary Shares which Holdings may be deemed to beneficially own as a result of its ability to exercise the Call Option at any time. Mr. Hassan is an officer of Holdings and AHP and disclaims beneficial ownership of any such shares.

(10) Dr. Levy has been designated as Holdings' nominee pursuant to the provisions of the Governance Agreement. Does not include shares of Common Stock and Depositary Shares held by Holdings. Also does not include the outstanding shares of Common Stock subject to the Call Option represented by Depositary Shares which Holdings may be deemed to beneficially own as a result of its ability to exercise the Call Option at any time. Dr. Levy is the President of Wyeth-Ayerst Research where he directs research and development for Wyeth-Ayerst Laboratories, the pharmaceutical division of AHP and disclaims beneficial ownership of any shares held by Holdings.

(11) Includes 22,000 Depositary Shares which Dr. Maniatis has the right to acquire under outstanding stock options exercisable within 60 days after December 31, 1993. Also includes 6,600 Depositary Shares held in trust for the benefit of Dr. Maniatis' minor children and 1,500 Depositary Shares held in trust for the benefit of Dr. Maniatis' sister. Dr. Maniatis disclaims beneficial ownership of all such shares held in trust.

(12) Includes 132,600 Depositary Shares which Mr. Schmergel has the right to acquire under outstanding stock options exercisable within 60 days after December 31, 1993. Also includes 1,200 Depositary Shares held in trust for the benefit of Mr. Schmergel's child, as to which Mr. Schmergel disclaims beneficial ownership.

(13) Includes 83,814 Depositary Shares held by J.H. Whitney & Co. Mr. Schmidt is Senior Partner of J.H. Whitney & Co. and shares voting and investment power with the other general partners of J.H. Whitney & Co. Also includes 10,000 Depositary Shares which Mr. Schmidt has the right to acquire under outstanding stock options exercisable within 60 days after December 31, 1993. Also includes 15,900 Depositary Shares owned by Mr. Schmidt's spouse, as to which Mr. Schmidt disclaims beneficial ownership.

(14) Includes 84,600 Depositary Shares which Mr. Bohlin has the right to acquire under outstanding stock options exercisable within 60 days after December 31, 1993.

(15) Includes 35,000 Depositary Shares which Dr. Clark has the right to acquire under outstanding stock options exercisable within 60 days after December 31, 1993.

(16) Includes 78,000 Depositary Shares which Dr. Gage has the right to acquire under outstanding stock options exercisable within 60 days after December 31, 1993.

(17) Includes 88,000 Depositary Shares which Mr. Ha-Ngoc has the right to acquire under outstanding stock options exercisable within 60 days after December 31, 1993. Also includes 300 shares owned by Mr. Ha-Ngoc's minor child, as to which Mr. Ha-Ngoc disclaims beneficial ownership.

(18) Includes a total of 510,700 Depositary Shares which directors and executive officers have the right to acquire under outstanding stock options exercisable within 60 days after December 31, 1993. Also includes Depositary Shares held by J.H. Whitney & Co. and Venrock Associates.

                             ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of two Class I directors, three Class II directors and two Class III directors. The Class I, Class II and Class III directors will serve until the annual meetings of stockholders to be held in 1997, 1995 and 1996, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

     If a stockholder returns a proxy or Voting Instruction Card without contrary instructions, the persons named as proxies or the Depositary, as the case may be, will vote to elect as directors the two Class I director nominees named below, each of whom is currently a member of the Board of Directors of the Company.

     Each Class I director will be elected to hold office until the 1997 annual meeting of stockholders and until his successor is duly elected and qualified. Both nominees have indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of Common Stock represented by proxies or Voting Instruction Cards may be voted for a substitute nominee designated by the Board of Directors, subject to the terms of the Governance Agreement.

     The following table sets forth the name, age and length of service as a director for each member of the Board of Directors, including the nominees for election as Class I directors. It also includes information given by each concerning all positions he holds with the Company, his principal occupation and business experience for the past five years, the names of other publicly-held companies of which he serves as a director and the year of the commencement of his term as a director of the Company. Information with respect to the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of December 1, 1993, appears under "Stock Ownership of Certain Beneficial Owners and Management."

            NOMINEES FOR TERMS EXPIRING IN 1997 (CLASS I DIRECTORS)

JAMES G. ANDRESS, age 55, became a director in 1991.

     Mr. Andress has served as Chief Executive Officer, President and Director of Information Resources Inc. since 1989; Chairman Healthcare Products and Services for SmithKline Beecham PLC and Chairman Beecham Pharmaceuticals from 1988 to 1989; and President and Chief Operating Officer, and before such positions, Vice President International, of Sterling Drug Company from 1984 to 1988. He also serves as a Director of America On-Line, Inc., Genelabs, Inc., The Liposome Company, Inc., NeoRx Corporation, OptionCare, Inc. and Sepracor Inc.

BENNO C. SCHMIDT, age 81, became a director in 1980.

     Mr. Schmidt has served as Chairman of the Board of the Company since 1990; Senior Partner since January 1993 and Managing Partner from 1960 through 1992 of J.H. Whitney & Co., a private venture capital investment firm, and a General Partner of J.H. Whitney & Co. since 1946. He also serves as a Director of Freeport-McMoRan Inc., Gilead Sciences, Inc., Matrix Pharmaceuticals, Inc. and Vertex Pharmaceuticals, Incorporated.

           DIRECTORS WHOSE TERMS EXPIRE IN 1995 (CLASS II DIRECTORS)

ROBERT I. LEVY, M.D., age 56, became a director in 1994.

     Dr. Levy has served since March 1992 as the President of Wyeth-Ayerst Research where he directs research and development for Wyeth-Ayerst Laboratories, the pharmaceutical division of AHP. Previously, Dr. Levy served as the President of the Sandoz Research Institute from 1988 to 1992.

ANTHONY B. EVNIN, age 53, became a director in 1980.

     Mr. Evnin has served as a General Partner of Venrock Associates, a venture capital partnership, since 1975. He is also a Director of AgriDyne Technologies, Inc., Arris Pharmaceuticals Corporation, Athena Neurosciences, Inc., BioSurface Technology, Inc., Centocor, Inc., Dianon Systems, Inc., IDEXX Laboratories, Inc., Intelligent Surgical Lasers, Inc., Kopin Corporation, Opta Food Ingredients, Inc. and Sepracor Inc.

THOMAS P. MANIATIS, PH.D., age 50, became a director in 1980.

     Dr. Maniatis has served as Professor of Biochemistry and Molecular Biology at Harvard University since 1981. Dr. Maniatis is a founder of the Company.

           DIRECTORS WHOSE TERMS EXPIRE IN 1996 (CLASS III DIRECTORS)

FRED HASSAN, age 48, became a director in 1992.

     Mr. Hassan has been a Senior Vice President of AHP since June 1993, after serving as Group Vice President of AHP since March 1993. He served as the President of the Wyeth-Ayerst Laboratories, the pharmaceutical division of AHP, from 1989 to 1993. Mr. Hassan previously served as Corporate Vice President, Chief Operating Officer and, subsequently, Chief Executive Officer, of Sandoz Pharmaceuticals Corporation from 1986 to 1989.

GABRIEL SCHMERGEL, age 53, became a director in 1981.

     Mr. Schmergel has served as the President and Chief Executive Officer of the Company since 1981.

     The following table sets forth certain information as of December 31, 1993 regarding the beneficial ownership of the equity securities of American Home
Products Corporation by each director of the Company and by all officers and directors of the Company as a group:

                                                     NUMBER OF SHARES                     PERCENTAGE
                       NAME                         BENEFICIALLY OWNED        CLASS        OF CLASS
- --------------------------------------------------  ------------------     ------------   ----------
James G. Andress..................................            --                     --       --
Anthony B. Evnin..................................            --                     --       --
Fred Hassan.......................................        68,066(1)        Common Stock        *
Robert I. Levy, M.D...............................        31,147(2)        Common Stock        *
Thomas P. Maniatis, Ph.D..........................            --                     --       --
Gabriel Schmergel.................................            --                     --       --
Benno C. Schmidt..................................            --                     --       --
All directors and executive officers as a group
  (14 persons)....................................        99,213           Common Stock        *

- ---------------
* less than 1%

(1) Includes 64,100 shares of Common Stock of AHP which Mr. Hassan has the right to acquire under outstanding stock options exercisable within 60 days after December 31, 1993. Also includes 3,966 shares of Common Stock of AHP owned by Mr. Hassan's wife.

(2) Includes 30,000 shares of Common Stock of AHP which Dr. Levy has the right to acquire under outstanding stock options exercisable within 60 days after December 31, 1993.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent public accountants and the Board. The Audit Committee met one time during fiscal 1993 to review the effectiveness of the auditors during the fiscal 1992 audit, to review the adequacy of the fiscal 1992 financial statement disclosures, to discuss the Company's internal control policies and procedures and to consider and recommend the selection of the Company's independent public accountants. The members of the Audit Committee are Mr. Evnin and, commencing February 18, 1994, Mr. Hassan. Pursuant to the provisions of the Governance Agreement, the Audit Committee must include at least one director designated by Holdings.

     The Company also has a standing Compensation Committee of the Board of Directors, which provides recommendations to the Board regarding compensation programs of the Company and administers the

Company's 1991 Stock Option Plan, 1991 Employee Stock Purchase Plan and 1991 Restricted Stock Plan, including the grant of stock options and the issuance of restricted shares to employees. The Compensation Committee is also responsible for establishing and modifying the compensation of all corporate officers of the Company (including compensation pursuant to stock options and other employee benefit plans and arrangements), adoption and amendment of all stock option and other employee benefit plans and arrangements and the engagement of, terms of any employment agreements and arrangements with, and termination of, all corporate officers of the Company. The Compensation Committee met two times during fiscal 1993. The members of the Compensation Committee are Messrs. Andress and Evnin and, commencing February 18, 1994, Mr. Hassan. See "Report of the Compensation Committee." Pursuant to the provisions of the Governance Agreement, the Compensation Committee must consist of one director designated by Holdings and two other non-Holdings directors who are not officers of the Company. In addition, the Compensation Committee may act only upon the unanimous vote of all of its members.

     Pursuant to the Governance Agreement, the Company has also created an Intellectual Property Committee and a Scientific Affairs Committee of the Board of Directors, each of which must consist of two directors designated by Holdings and two other non-Holdings directors. The members of the Intellectual Property Committee are Messrs. Andress and Hassan, Dr. Maniatis and, commencing February 18, 1994, Dr. Levy. The Intellectual Property Committee is responsible for the general review of the Company's patent application strategy and for the approval of material decisions regarding the Company's patent litigation strategy, including litigation commencement, defense, prosecution and settlement. The Intellectual Property Committee met two times during fiscal 1993.

     The members of the Scientific Affairs Committee are Messrs. Evnin and Hassan, Dr. Maniatis and, commencing February 18, 1994, Dr. Levy. The Scientific Affairs Committee is responsible for the general review of the Company's research programs and for the approval of the Company's research budget. The Scientific Affairs Committee met three times during fiscal 1993.

     Pursuant to the Governance Agreement, the Company also created a Nominating Committee of the Board of Directors, which met one time during fiscal 1993. The members of the Nominating Committee are Messrs. Schmergel and Schmidt and, commencing February 18, 1994, Dr. Levy. The Nominating Committee has the exclusive authority to nominate individuals to fill all Board positions except for the directors designated by Holdings pursuant to the provisions of the Governance Agreement. The Nominating Committee will consider nominees recommended by the Company's stockholders. Stockholders wishing to nominate a person for election to the Board of Directors should send a letter to the Secretary of the Company stating the name and qualifications of the proposed nominee. The letter must be received not later than December 31, the last day of the Company's new fiscal year. Pursuant to the provisions of the Governance Agreement, the Nominating Committee must consist of one director designated by Holdings and two other non-Holdings directors. With respect to any election of directors occurring prior to January 1, 1997, the Governance Agreement provides that any nomination of a person not then serving as a director or nominated or designated by Holdings shall require the unanimous approval of the Nominating Committee. The Nominating Committee met once during fiscal 1993.

     The Governance Agreement provides that each committee of the Board of Directors (other than any special committee or committee of independent directors or directors not designated by Holdings constituted for the purpose of making any determination that is to be made by such a committee under the terms of the Governance Agreement or otherwise) shall at all times include at least one director designated by Holdings. The director designated by Holdings to serve on any committee may designate as his alternate another director designated by Holdings.

     The Board of Directors held six meetings during fiscal 1993. Each director attended at least 75% of the total number of meetings of the Board of Directors and the committees of the Board on which he served.

COMPENSATION FOR DIRECTORS

     Standard Arrangements. For their services to the Company, non-employee directors of the Company receive cash payments in the amount of $2,000 for personally attending each Board meeting, $500 for participating in each telephonic Board meeting, $1,000 for personally attending each committee meeting and $250 for participating in each telephonic committee meeting. Directors who are employed by the Company do not receive compensation for attendance at Board or committee meetings. Directors are reimbursed for any expenses attendant to Board membership. For services rendered during the fiscal year ended November 30, 1993, Mr. Andress earned $10,750, Mr. Evnin earned $12,250, Mr. Hassan earned $13,500 and Dr. Maniatis earned $12,750 in director's fees.

     Other Arrangements. Mr. Schmidt, the Chairman of the Board, received in the year ended November 30, 1993, in lieu of the payments described in the preceding paragraph, an annual retainer of $100,000 and is entitled to continue to receive such a retainer so long as he is performing services on behalf of the Company. In connection with his services to the Company as a consultant on the Scientific Advisory Board and as a member of the Scientific Affairs Committee, Dr. Maniatis received annual consulting fees of $57,000 and he received a $2,000 honorarium for a speaking engagement at the Company.

     Pursuant to the Company's 1990 Director Stock Option Plan (the "1990 Plan"), each non-employee director was granted an option for the purchase of 10,000 shares, exercisable over the five years following the date of grant. Except for the option granted to Mr. Andress on October 22, 1991, all options granted under the 1990 Plan were accelerated and became fully exercisable on January 16, 1992, the date on which the AHP Transaction was consummated. Directors designated by Holdings were not granted options under the 1990 Plan.

     Directors of the Company who (a) are not employees of the Company or AHP or any subsidiary of the Company or AHP and (b) have not, since October 1, 1991, received any stock option grant from the Company solely in their capacity as directors are eligible to participate in the 1993 Director Option Plan (the "1993 Plan"). Under the 1993 Plan, eligible directors of the Company automatically received non-statutory options to purchase 10,000 Depositary Shares of the Company at an exercise price equal to the fair market value of such shares on the date of grant. The 1993 Plan also provides that options to purchase 10,000 Depositary Shares shall be granted automatically to each person who becomes an eligible director on the close of business on the date of his or her initial election or appointment to the Board of Directors. The term of the Director Plan is five years.

     On February 19, 1993, upon approval by the Board of Directors of the 1993 Plan, Dr. Maniatis and Mr. Evnin were each granted, subject to stockholder approval, options to purchase 10,000 Depositary Shares at an exercise price of $27.75 per Depositary Share. The stockholders approved the 1993 Plan on April 13, 1993 at the 1993 Annual Meeting. Each such option is exercisable on a cumulative basis in annual installments of 20% each on the succeeding five anniversaries of the date of grant. Service as a director must be continuous for such vesting to occur. If AHP exercises the Call Option prior to its expiration date, each outstanding option shall automatically accelerate in part and become exercisable as to that number of additional shares that would otherwise vest and be purchasable on the next succeeding anniversary of the option grant date.

COMPENSATION OF EXECUTIVE OFFICERS

     Summary Compensation Table. The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers who were serving as executive officers on November 30, 1993 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                  --------------------
                                                                                         AWARDS
                                                                                  --------------------
                                                      ANNUAL COMPENSATION         RESTRICTED   OPTIONS/
                   NAME AND                       ---------------------------       STOCK       SARS         ALL OTHER
              PRINCIPAL POSITION                  YEAR    SALARY(1)   BONUS(1)    AWARDS(2)      (#)      COMPENSATION(3)
- ----------------------------------------------    -----   --------    -------     ---------    -------    ---------------
Gabriel Schmergel.............................     1993   $380,000    $80,000     $      0      30,000        $12,139(4)
Chief Executive                                    1992    355,000     55,000      624,800      45,000         10,640(4)
Officer                                            1991    325,000     40,000            0      40,000          2,638(4)

Patrick Gage, Ph.D............................     1993    278,417     60,000            0      60,000          8,932
Chief Operating                                    1992    253,000     50,000      468,600      35,000          4,661
Officer                                            1991    230,000     32,500            0           0              0

Tuan Ha-Ngoc..................................     1993    225,000     75,000            0      15,000          8,198
Executive                                          1992    190,000     50,000      312,400      15,000          6,575
Vice President                                     1991    175,000     30,000            0      25,000              0

Garen G. Bohlin...............................     1993    225,000     50,000            0      15,000          7,587
Executive Vice President;                          1992    203,000     40,000      312,400      15,000          6,433
Chief Financial Officer                            1991    185,000     32,500            0      25,000              0

Steven C. Clark, Ph.D.........................     1993    185,725     30,000            0      25,000          7,600
Senior Vice President,                             1992    167,000     25,000      156,200      15,000          6,073
Discovery Research                                 1991    154,000     15,000            0           0              0

- ---------------

(1) Amounts shown represent cash compensation earned by the Named Executive Officers in the fiscal years presented.

(2) The value of the restricted stock awards shown in the table is based on the market value of the Depositary Shares on the date of grant of the award, less the purchase price ($.01 per share). As of November 30, 1993, the number and value of aggregate restricted stock holdings were as follows:
     20,000 shares ($914,800) by Mr. Schmergel; 7,500 shares ($343,050) by Dr.
     Gage; 10,000 shares ($457,400) by Mr. Ha-Ngoc; 10,000 shares ($457,400) by
     Mr. Bohlin and 2,500 shares ($114,350) by Dr. Clark. The value of restricted stock holdings on November 30, 1993 was determined by multiplying the closing price of the Common Stock on that date ($45.75) by the number of shares held and subtracting the aggregate purchase price paid by each Named Executive Officer for such shares. No dividends were paid in 1993 on the restricted stock reported in this column.

(3) Amounts shown as "All Other Compensation" are amounts contributed or accrued by the Company for each fiscal year for the Named Executive Officers under the Company's 401(k) Plan, except as set forth in note (4) below.

(4) Includes life and disability insurance premiums paid by the Company for the Named Executive Officer's benefit in the amounts of $3,056 for 1993, $2,836 for 1992 and $2,638 for 1991.


     Option Grant Table. The following table sets forth certain information regarding options granted during the fiscal year ended November 30, 1993 by the Company to the Named Executive Officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS
                            ------------------------------
                                              PERCENT OF
                              NUMBER OF     TOTAL OPTIONS/
                             SECURITIES          SARS
                             UNDERLYING       GRANTED TO
                              OPTIONS/        EMPLOYEES      EXERCISE OR                 GRANT DATE
                                SARS          IN FISCAL      BASE PRICE    EXPIRATION   PRESENT VALUE
           NAME             GRANTED(#)(1)        YEAR         ($/SH)(2)       DATE         ($)(3)
- --------------------------  -------------   --------------   -----------   ----------   -------------
Gabriel Schmergel.........      30,000           2.8%           32.00       01/14/03        504,600
Patrick Gage, Ph.D........      10,000           0.9%           32.00       01/14/03        168,200
                                50,000           4.6%           42.25       10/27/03      1,018,000
Tuan Ha-Ngoc..............      15,000           1.4%           32.00       01/14/03        252,300
Garen C. Bohlin...........      15,000           1.4%           32.00       01/14/03        252,300
Steven C. Clark, Ph.D.....      15,000           1.4%           32.00       01/14/03        252,300
                                10,000           0.9%           42.25       10/27/03        203,600

- ---------------

(1) Options become exercisable generally in five equal annual installments commencing on the first anniversary of the date of grant. In the event that Holdings exercises the Call Option on the Depositary Shares, the options fully vest.

(2) The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant.

(3) The following key assumptions used in the Black-Scholes valuation model are based on historical experience and are not a forecast of future stock price performance or volatility: (a) an expected option term of 10 years; (b) an interest rate that represents the interest rate on the 10-year U.S. Treasury Bond at the time of grant (6.62% and 5.43% for options granted on January 14, 1993 and October 27, 1993, respectively); (c) volatility calculated using weekly stock prices since the AHP Transaction (28% and 22% for options granted on January 14, 1993 and October 27, 1993, respectively); (d) no dividends will be paid; (e) no adjustments for forfeitures or nontransferability; and (f) the Call Option on the Depositary Shares is not exercised by Holdings.

     Option Exercises and Year-End Values

     The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended November 30, 1993 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on November 30, 1993:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                             NUMBER OF SECURITIES
                                      SHARES                UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                     ACQUIRED               OPTIONS/SARS AT FY-END       IN-THE-MONEY OPTIONS
                                        ON       VALUE                (#)              AT FISCAL YEAR-END ($)(1)
                                     EXERCISE   REALIZED   -------------------------   -------------------------
               NAME                    (#)        ($)      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
- -----------------------------------  --------   --------   -------------------------   -------------------------
Gabriel Schmergel..................      0          0           105,600/ 89,000           1,654,200/1,193,500
Patrick Gage, Ph.D.................      0          0            64,000/103,000             859,149/  914,700
Tuan Ha-Ngoc.......................      0          0            78,500/ 38,500           1,347,625/  488,875
Garen G. Bohlin....................      0          0            74,100/ 38,500           1,323,325/  468,375
Steven C. Clark, Ph.D..............      0          0            29,000/ 39,000             678,500/  462,250

- ---------------

(1) Based on the fair market value of the Depositary Shares on November 30, 1993 ($45.75) less the option exercise price.

DELINQUENT FILING OF FORMS 4

     Based solely on its review of copies of reports filed by reporting persons of the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or written representations from certain reporting persons that no Form 5 filing was required for such person, the Company believes that, except as follows, all filings required to be made by reporting persons of the Company were timely made in accordance with the requirements of the Exchange Act. Mr. Andress filed late a Form 3 for October 1991. Mr. Ha-Ngoc corrected an omission on a Form 3 for July 1987 and a related disposition on a Form 4 for January 1992.

COMPENSATION ARRANGEMENTS AND EMPLOYMENT AGREEMENTS

     Under the terms of its employment agreements with certain key employees, the Company loaned varying amounts of money to such employees in order to assist them in establishing residences in Massachusetts. Generally, such loans are subject to repayment at the earlier of sale of the residence or within 180 days following termination of employment with the Company and are secured by a second mortgage on the residence. Upon repayment, the Company is entitled to receive the entire outstanding principal balance plus the lesser of interest accrued on the loan at a rate equal to 3% per annum or 20% of the net appreciation in the value of the residence. During the Company's fiscal year 1993, and as of December 31, 1993, Dr. Patrick Gage, Mr. Lawrence V. Stein and Mr. Jack Morgan were indebted to the Company under the terms of such loan agreements in the principal amounts outstanding of $300,000, $200,000 and $110,000, respectively.

     In connection with, and as a condition to, the Merger, the Company entered into employment agreements with certain of its executive officers and employees, including Messrs. Schmergel, Bohlin and Ha-Ngoc and Drs. Gage and Clark. Under the terms of such employment agreements, if the employment of the employee is terminated without cause or if the employee terminates for Good Reason (as defined in the employment agreement), he or she will be entitled to severance payments at his or her base salary rate for periods that vary by employee, but in no event exceed 18 months. The employee has no duty to mitigate or offset other income. The employee shall be bound by certain non-compete obligations for one year after termination of employment or such longer period during which he or she receives severance payments under the employment agreement.

REPORT OF THE COMPENSATION COMMITTEE

     The Company's executive compensation program is administered by the Compensation Committee. Pursuant to the Governance Agreement between the Company and AHP, membership of the Compensation Committee consists of three directors who are not employees, one of whom is designated by Holdings. Dr. Bernard Canavan, a designee of Holdings, served on the Compensation Committee of the Board of Directors and participated in its decisions related to 1993 compensation matters. Dr. Canavan resigned from the Board of Directors and the Compensation Committee on January 31, 1994. The Committee may act only upon the unanimous vote of all members of the Committee.

     The Company's executive compensation program is designed to retain and reward executives who are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing biotechnology industry. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions about awards under certain of the Company's stock-based compensation plans, which must be made solely by the Committee in order for the grants or awards under such plans to satisfy Securities Exchange Act Rule 16b-3. This report is submitted by the Compensation Committee and addresses the Company's compensation policies for 1993 as they affected Gabriel Schmergel, the President and Chief Executive Officer of the Company, and the four executive officers other than Mr. Schmergel who, for 1993, were the Company's most highly paid executives (collectively with Mr. Schmergel, the "Named Executives").

     Compensation Philosophy

     The objectives of the executive compensation program are to align compensation with business objectives and individual performance, and to enable the Company to attract, retain and reward executives who contribute to the long-term success of the Company. The Company's executive compensation philosophy is based on the following principles:

     - COMPETITIVE AND FAIR COMPENSATION

       The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, the Company regularly compares its compensation practices with those of other companies in the industry and sets its compensation guidelines based on this review. The Company also seeks to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable companies.

     - SUSTAINED PERFORMANCE

       Executives are rewarded based upon corporate performance, business group performance and individual performance. Corporate performance and business group performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as achievement of operating budgets, timely development and introduction of new products and performance relative to competitors. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Company values are fostered.

     In evaluating each Named Executive's performance, the Company generally conforms to the following process:

     - Company and individual goals and objectives are set at the beginning of each annual performance cycle.

     - At the end of each annual performance cycle, the executive's manager or, in the case of the Chief Executive Officer, the Compensation Committee, evaluates accomplishment of the executive's goals and objectives and his contributions to the Company.

     - The executive's performance is then compared with peers within the Company and the results are communicated to the executive.

     - The comparative results, combined with comparative compensation practices of other leading companies in the industry, are then used to determine salary, bonus and stock compensation levels.

     Annual compensation for the Company's executives consists of three elements
- -- salary, cash bonus, stock options and/or restricted stock. The Compensation Committee sets the base salary for executives by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. Increases in annual salaries are based on merit ratings measured by actual individual performance against targeted performance and various subjective performance criteria.

     The Company's bonus pool for executives other than Mr. Schmergel is established at the beginning of each performance cycle. For fiscal 1993, the bonus pool for all executives excluding Mr. Schmergel was fixed at a maximum of $600,000 (approximately 21.6% of the aggregate base salaries of the executives eligible to participate in the pool), of which $350,000 was tied specifically to the achievement of product development and manufacturing goals for five products, $150,000 was to be available based on other accomplishments in the Company, and the remaining $100,000 was to be available only if the Company met its budgeted financial target. Target product development and manufacturing goals and target annual operating budgets used for purposes of evaluating annual bonuses are based on business plans developed by management, including Mr. Schmergel. Based on performance, $400,000 of the $600,000 bonus pool was awarded to executives other than Mr. Schmergel. Total bonuses of $480,000 were awarded by the Compensation Committee for 1993 performance, of which Mr. Schmergel received $80,000 and the other four Named Executives received $215,000.

     Total compensation at the senior executive level also includes the long-term incentives afforded by stock options and restricted stock awards. The stock incentive programs are designed to promote the identity of long-term interests between the Company's employees and its stockholders and assist in the retention of key executives. In the case of stock options, the size of option grants is generally intended by the Compensation Committee to reflect the executive's position with the Company and his contributions to the Company. Four of the five Named Executives of the Company have received a stock option grant in each of the previous three fiscal years. The option program also uses a five-year vesting period to encourage key employees to continue in the employ of the Company. In the event that Holdings exercises the Call Option on the Depositary Shares, the stock options fully vest.

     The Compensation Committee surveyed employee stock option programs of companies with similar capitalizations to the Company prior to determining whether and to what extent it should grant options to the Named Executives for fiscal 1993. While the value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's common stock at any particular point in time, the decision as to whether such value will be realized through the exercise of an option in any particular year primarily is determined by each individual executive and not by the Compensation Committee.

     The 1991 Restricted Stock Plan ("Plan") was designed to retain key employees in the employ of the Company by providing the opportunity for supplementary compensation based on continued employment and attainment of certain performance goals. Of the 300,000 restricted shares reserved for issuance under the Plan, 150,000 have been awarded to 28 key employees, including 60,000 shares to the Named Executives.

One half of these shares vest, as to each recipient, two years after award and the remaining one half vest 10 years after award, subject however to acceleration of vesting if the Company achieves certain financial and product development targets determined by the Compensation Committee. Since restricted shares are issued at nominal consideration ($.01 per share), the entire value of the shares will constitute additional compensation at the time of vesting. Generally, unvested shares shall be returned to the Company if the recipient leaves the employment of the Company before vesting takes place.

     The Employee Stock Purchase Plan is available to all employees of the Company, and generally permits employees to purchase shares at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period.

     Mr. Schmergel's 1993 Compensation

     Mr. Schmergel is eligible to participate in the same executive compensation plans available to the other Named Executives. The Compensation Committee has set Mr. Schmergel's annual compensation at a level it believes is competitive with other companies in the industry, including a significant portion of his compensation based upon the Company's stock-based program.

     Mr. Schmergel's salary for fiscal 1993 was increased $25,000 from $355,000 to $380,000. His bonus award of $80,000 for fiscal 1993 performance reflected attainment of his principal individual 1993 performance goals established by the Compensation Committee and was the highest annual bonus paid to any Named Executive. In 1993, the Compensation Committee also granted Mr. Schmergel an option for the purchase of 30,000 shares at an exercise price equal to the fair market value per share at the date of grant. In determining the number of shares covered by the option granted to Mr. Schmergel, the Compensation Committee evaluated Mr. Schmergel's cash compensation relative to that of other chief executives in the Company's industry, past option grants and the number of restricted shares previously awarded to Mr. Schmergel under the 1991 Restricted Stock Plan. The options are exercisable ratably over the five years following the date of grant subject to Mr. Schmergel's employment with the Company and such options fully vest in the event that Holdings exercises the Call Option on the Depositary Shares. This option grant, together with prior option grants and restricted stock, reflect the Compensation Committee's policy of encouraging long-term performance and promoting retention while further aligning stockholders' and management's interests in the performance of the Company's common stock.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executives. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure its stock options granted to executives in a manner that complies with the performance-based requirements of the new statute.

                                          Compensation Committee

                                          ANTHONY B. EVNIN, Chairman
                                          JAMES G. ANDRESS

COMPENSATION COMMITTEE AND INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Messrs. Andress, Evnin and, commencing February 18, 1994, Mr. Hassan. No executive officer of the Company is a member of the Compensation Committee. Messrs. Andress and Evnin have each been granted options to purchase Depositary Shares under the Company's 1990 Outside Director Stock Option Plan and Mr. Evnin has been granted an option to purchase 10,000 Depositary Shares under the Director Plan. Pursuant to the Call Option, Holdings has the right, but not the obligation, to purchase all of the outstanding Common Stock of the Company. In addition, the Company has entered into certain collaboration agreements with AHP. See "Transaction with American Home Products Corporation" and "Certain Transactions."


STOCK PERFORMANCE GRAPH

                     COMPARISON OF FIVE YEAR TOTAL RETURN
                   AMONG GENETICS INSTITUTE, S&P 500 INDEX
                         AND DJ MEDICAL/BIOTECH INDEX

      GENETICS INSTITUTE   11/30/88      100
                           11/30/89      198
                           11/30/90      251
                           11/30/91      239
                           11/30/92      237
                           11/30/93      356

                 S&P 500   11/30/88      100
                           11/30/89      127
                           11/30/90      118
                           11/30/91      138
                           11/30/92      158
                           11/30/93      170

DJ MEDICAL/BIOTECH INDEX   11/30/88      100
                           11/30/89      157
                           11/30/90      206
                           11/30/91      406
                           11/30/92      445
                           11/30/93      361

In January 1992, the Company consummated the AHP Transaction. As a result, each stockholder of the Company received $20 in cash and 0.6 Depositary Shares for each share of Common Stock previously held. The above table and chart assume the stockholder reinvested such $20 in additional Depositary Shares.

     The above table and chart assume $100 invested on December 1, 1988 in the Company's Common Stock, S&P 500 Index and Dow Jones Medical and Biotechnology Index. Total Return assumes reinvestment of dividends. Years refers to the Company's prior fiscal year ends (November 30).

CERTAIN TRANSACTIONS

     The Company has entered into various agreements with Wyeth-Ayerst Laboratories, the pharmaceutical division of AHP ("Wyeth-Ayerst"), related to the commencement of a research and development collaboration in the area of cellular adhesion proteins. Mr. Hassan, a director of the Company, is a Senior Vice President of AHP. Dr. Levy, also a director of the Company, is the President of Wyeth-Ayerst Research where he directs research and development for Wyeth-Ayerst. Pursuant to these agreements, the Company recorded revenues of $7.8 million during fiscal 1993. Athena Neurosciences, Inc. ("Athena") is also a participant in this research collaboration. Mr. Evnin, a director of the Company, is also a director of Athena. The Company provides no funding to, and receives no funding from, Athena under the research collaboration.

     During fiscal 1993, the Company entered into a License Agreement with AHP pursuant to which it licensed to AHP certain rights to develop, use and market the Company's recombinant human Interleukin-11 product in the Pacific Basin (excluding Japan), Australia and New Zealand. The Company recorded revenues of $4 million from this License Agreement during fiscal 1993.

     The Company's affiliate, the GI-Yamanouchi European Partnership (the "Partnership") entered into a Sales and Distribution Agreement with Wyeth-Ayerst International Inc. ("WAI"), an affiliate of AHP, under which WAI obtained certain rights to distribute future products of the Partnership in Europe in the field of localized bone repair. The Company holds the rights to supply the Partnership with bulk protein for such products. In fiscal 1993, the Partnership recorded revenue of $5 million under this agreement, and the Company recorded equity income of $2.5 million in fiscal 1993 in connection with the transaction.

     The Company has several agreements with Wyeth-Ayerst and WAI under which Wyeth-Ayerst and WAI have agreed to assist the Company in conducting clinical trials of certain of the Company's products in Europe and the United States. During fiscal 1993, the Company made no payments to either Wyeth-Ayerst or WAI pursuant to these agreements.

     In June 1993, the Company notified holders of its outstanding Preferred Stock that it had elected to call for redemption on July 15, 1993 all of the outstanding shares of such Preferred Stock at a redemption price of $24.50 per share. Holders of shares of Preferred Stock elected to convert 1,136,815 shares of Preferred Stock, or approximately 99% of the outstanding shares of such stock, into 1,624,021 shares of the Company's Common Stock which, pursuant to the AHP Transaction, were exchanged for a combination of cash and Depositary Shares, each Depositary Share representing one share of the Company's Common Stock subject to the Call Option. The cash and Depositary Share consideration received by the holders of shares of Preferred Stock represents the same merger consideration received by the stockholders of the Company's Common Stock in the AHP Transaction. Pursuant to its agreements with AHP, the Company issued to AHP on July 15, 16 and 23, 1993 an aggregate of 14,864 shares of its Common Stock at a price per share of $29.93, the proceeds of which funded the cash required for the redemption of the 8,490 shares of Preferred Stock not converted. The last reported closing prices of the Depositary Shares on July 15, 16 and 23, 1993 were $33 7/8, $34 and $36 1/2, respectively.

     Under the terms of the Call Option granted pursuant to the AHP Transaction, Holdings has the right, but not the obligation, to purchase the shares of Common Stock represented by the Depositary Shares and held by the Depositary, at any time on or prior to December 31, 1996, at per share call prices increasing by approximately $1.84 per share per quarter from $67.74 per share for the period from January 1, 1994 through March 31, 1994 to $85.00 per share for the period from October 1, 1996 through December 31, 1996. In the event that Holdings elects to call any shares of Common Stock, Holdings must purchase all of the shares of Common Stock not owned by AHP or Holdings. Accordingly, if the Call Option is exercised, Holdings will own 100% of the outstanding shares of Common Stock of the Company, and stockholders of the Company will cease to have any equity interest in the Company.

     The Governance Agreement provides, among other things, for (i) the inclusion of nominees designated by Holdings on an expanded Board of Directors of the Company, (ii) the establishment of committees of the Board of Directors addressing compensation, scientific affairs and intellectual property rights and the membership of the directors designated by Holdings thereon, (iii) approval rights on the part of the directors designated by Holdings with respect to material acquisitions by the Company, dispositions of all or any substantial portion of its business or assets, issuances and repurchases of equity securities, amendments to the Certificate of Incorporation or By-laws of the Company and any action otherwise within the purview of the intellectual property rights, scientific affairs or compensation committees of the Board of Directors established pursuant to the Governance Agreement which is presented to the full Board for action, (iv) certain rights of first refusal granted to AHP with respect to material licensing and marketing arrangements with third parties, (v) certain restrictions on acquisitions and dispositions of shares of Common Stock by AHP and its affiliates and (vi) certain agreements as to Holdings' voting of its shares of Common Stock with respect to elections of directors and amendments to the terms of the Depositary Shares. Independent of its right to call the Depositary Shares, AHP is permitted by the terms of the Governance Agreement to acquire additional shares of the Company's stock through open market purchases or privately negotiated purchases, provided that during the term of the Call Option its aggregate holdings do not exceed 75% of the Company's stock outstanding subject to certain exceptions.

         APPROVAL OF AMENDMENT TO THE 1991 EMPLOYEE STOCK PURCHASE PLAN

     On February 19, 1991 the Board of Directors adopted, and on April 16, 1991 the stockholders approved, the Company's 1991 Employee Stock Purchase Plan. The Company is currently authorized to issue a maximum of 180,000 Depositary Shares (subject to adjustment for any dividend, stock split, or other relevant changes in the Company's capitalization). The Company believes that the opportunity to acquire Depositary Shares through participation in the 1991 Employee Stock Purchase Plan continues to provide an incentive to employees of the Company and that the 1991 Employee Stock Purchase Plan helps the Company to attract new employees.

     To ensure that the Company may continue to provide an incentive to employees of the Company and to continue to attract new employees, the Board of Directors adopted, subject to the approval of the stockholders, amendments to the 1991 Employee Stock Purchase Plan (as amended, the "1991 Purchase Plan") (i) increasing from 180,000 to 480,000 the number of Depositary Shares available for issuance under the 1991 Purchase Plan, (ii) extending the 1991 Purchase Plan for three additional years, and (iii) amending certain offering commencement and offering termination dates. The following is a summary of the provisions of the 1991 Purchase Plan.

ADMINISTRATION AND ELIGIBILITY

     The 1991 Purchase Plan is administered by the Compensation Committee. The 1991 Purchase Plan permits employees to purchase Depositary Shares from the Company through a series of twenty-four month offerings of Depositary Shares. As amended, offerings will commence every six months on November 15 and May 15 of each year and shall end on the second November 14 and May 14, respectively; provided, however, the next offering under the 1991 Purchase Plan shall commence on June 15, 1994 and end on May 14, 1996. The last offering will commence on November 15, 1996 and end on November 14, 1998. All employees on the date an offering commences who ordinarily work for more than 20 hours per week or for more than five months per year may participate in that offering. At February 15, 1994, 989 employees were eligible to participate in the 1991 Purchase Plan, and 126,196 shares have been purchased since the start of the plan.

PURCHASE TERMS AND PRICE

     Each offering is divided into four consecutive six-month purchase periods. Each employee who elects to participate is deemed to be granted an option to purchase Depositary Shares on the date when each such offering commences. Unless the participant's employment is terminated or he or she elects to withdraw from the 1991 Purchase Plan, at the end of each purchase period each participant is deemed to have exercised the option to purchase the maximum number of whole Depositary Shares that can be purchased with the amount available in the employee's 1991 Purchase Plan account. The price at which Depositary Shares may be purchased is 85% of the market price of the Depositary Shares on the date each offering commences or on the date each purchase period terminates, whichever is lower. In the event that the market price of the Depositary Shares is lower at the end of a purchase period than the corresponding market price on the date such offering commenced, such offering will be terminated and all participants will be enrolled automatically in the new offering then commencing. The number of Depositary Shares that may be purchased by a participant in any purchase period depends on the amount of money that the employee elects to have withheld from his base pay. Each employee may elect to have up to 10% of his base pay withheld. The maximum number of Depositary Shares that may be purchased by an employee in any six-month purchase period is 750 Depositary Shares and, as amended, the maximum aggregate number of Depositary Shares that may be purchased by all employees in any six-month purchase period is limited to 50,000 Depositary Shares, plus any shares not purchased in prior periods. If options granted under the 1991 Purchase Plan are exercised for more than the maximum number of Depositary Shares available during any offering, the available Depositary Shares will be allocated on a pro rata basis to subscribing employees.

     In the event the Company shall merge with another corporation or shall sell all or substantially all of its assets or Holdings shall exercise the Call Option, the Board of Directors, in its sole discretion, will either (i) provide that options granted under the 1991 Purchase Plan will be fully exercisable, to the extent of each participant's accumulated payroll deductions for the Purchase Periods then in effect, as of an accelerated Purchase Date determined by the Board on or prior to the closing of such merger or sale, or prior to the exercise of the Call Option by Holdings, subject to the certain limitations set forth in the 1991 Purchase Plan or (ii) arrange for the surviving, continuing, successor or purchasing corporation, as the case may be, to assume the Company's rights and obligations under the Plan, provided that the securities which a holder of one share of Common Stock of the Company is enabled to receive in such merger or sale shall be substituted for each share of Common Stock of the Company otherwise issuable under the 1991 Purchase Plan.

AMENDMENT AND TERMINATION

     As amended, the 1991 Purchase Plan shall continue until termination of the last offering or until all of the Depositary Shares reserved for issuance under the 1991 Purchase Plan have been issued, whichever occurs first. The Board of Directors may at any time amend, suspend or discontinue the 1991 Purchase Plan, but no amendment, suspension or discontinuation shall be made which would adversely affect the rights of any participant under any option then outstanding, without his or her consent. In addition, to the extent necessary or desirable to comply with Rule 16b-3 under the Securities Exchange Act of 1934 or with Section 423 of the Internal Revenue Code, the Company shall obtain stockholder approval of any amendment to the 1991 Purchase Plan in such manner and to such extent as required.

FEDERAL INCOME TAX CONSEQUENCES

     The 1991 Purchase Plan is intended to be an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code, which provides that the employee does not have to pay any federal income tax when he joins the 1991 Purchase Plan or when an offering ends and he receives Depositary Shares. The employee is, however, required to pay a federal income tax on the difference, if any, between the price at which he sells the Depositary Shares and the price he paid for them.

     If the employee has owned the Depositary Shares for more than one year and disposes of them at least two years after the day the offering commenced, he will be taxed as follows. If the market price of the Depositary Shares on the date they are sold is equal or less than the price paid for the Depositary Shares under the 1991 Purchase Plan, the employee will incur a long-term capital loss in the amount equal to the price paid over the sale price. If the sale price is higher than the price paid under the 1991 Purchase Plan, the employee will recognize ordinary income in an amount equal to the lesser of (a) the excess of the market price of the Depositary Shares on the day that the offering commenced over the price paid or (b) the excess of the sale price over the price paid. Any further gain is treated as long-term capital gain. If the employee sells the Depositary Shares before he has owned them for more than one year or before the expiration of a two-year period commencing on the day the offering period commenced, the employee will have to recognize ordinary income on the amount of the difference between the actual purchase price and the market price of the Depositary Shares on the date of purchase and the Company will receive an expense deduction for the same amount. The employee will recognize a capital gain or loss for the difference between the sale price and the fair market value on the date of purchase; such gain or loss will be long-term if the Depositary Shares are held for more than one year. The Company will generally not be entitled to a tax deduction upon the purchase or sale of Depositary Shares under the 1991 Purchase Plan.

     Because participation in the 1991 Purchase Plan is voluntary, the Company cannot now determine the number of Depositary Shares to be purchased by any particular current executive officer, by all current executive officers as a group or by employees (other than executive officers) as a group. For additional information regarding the ownership of Depositary Shares by the Named Executive Officers of the Company, see the table captioned "Stock Ownership of Certain Beneficial Owners and Management," above.

BOARD RECOMMENDATION

     The Board of Directors believes that the adoption and approval of the amendment to the 1991 Employee Stock Purchase Plan is in the best interests of the Company and its stockholders and recommends a vote FOR this proposal.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, on the recommendation of its Audit Committee, has selected the firm of Arthur Andersen & Co. as the Company's independent public accountants for the fiscal year ending December 31, 1994. Although stockholder approval of the Board of Directors' selection of Arthur Andersen & Co. is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Arthur Andersen & Co.

     Representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitations of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company at its principal office in Cambridge, Massachusetts not later than November 10, 1994 for inclusion in the proxy statement for that meeting.

                                            By Order of the Board of Directors,

                                            LAWRENCE V. STEIN, Secretary

March 10, 1994

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

PROXY                         GENETICS INSTITUTE, INC.                   PROXY

                ANNUAL MEETING OF STOCKHOLDERS - APRIL 19, 1994

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY

        The undersigned, having received notice of the meeting and the proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Gabriel Schmergel, Patrick Gage, Garen G. Bohlin and Tuan Ha-Ngoc and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Genetics Institute, Inc. (the "Company") to be held at The Charles Hotel, One Bennett Street, Cambridge, Massachusetts at 9:00 a.m. (local time), on Tuesday, April 19, 1994 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of shares of Common Stock of the Company which the undersigned will be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

        IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

1.   Election of Class I directors.

     Nominees:  James G. Andress and Benno C. Schmidt

     Pursuant to Section 3.06 of the Governance Agreement among the Company, American Home Products Corporation and AHP Biotech Holdings, Inc., dated as of January 16, 1992, the undersigned hereby directs the proxies to vote its shares of Common Stock for Mr. James G. Andress and Mr. Benno C. Schmidt in proportion to the votes cast by the holders of the Company's Depositary Shares (other than the undersigned and its affiliates).

2.   Approval of an amendment to the Company's 1991 Employee Stock
     Purchase Plan to increase the aggregate number of the Company's Depositary Shares covered by such Plan from 180,000 to 480,000 and to amend certain offering commencement and offering termination dates.

     /  /  FOR           /  /  AGAINST             /  /  ABSTAIN

3.   Ratification of the selection of Arthur Andersen & Co.

     /  /  FOR           /  /  AGAINST             /  /  ABSTAIN


4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     /  /  FOR           /  /  AGAINST             /  /  ABSTAIN


     The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal specified above, this proxy will be voted for such election to office or proposal.

     Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.


Number of Shares Represented       AHP BIOTECH HOLDINGS, INC.
by this Proxy

_______________________________

Dated:___________________, 1994    By:____________________________

                                   _______________________________
                                             Signature(s)

                                   Please sign name(s) exactly as
                                   appearing hereon.  When signing
                                   as attorney, executor, admini-
                                   strator or other fiduciary,
                                   please give your full title as
                                   such.  Joint owners should each
                                   sign personally.

                                                                         [Front]


                            VOTING INSTRUCTION CARD
                            -----------------------

                            GENETICS INSTITUTE, INC.

                ANNUAL MEETING OF STOCKHOLDERS - APRIL 19, 1994

               THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF
                    OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned, having received notice of the meeting and the proxy statement therefor, and revoking all prior voting instructions, hereby direct(s) The First National Bank of Boston, as Depositary (the "Depositary"), to vote and act upon the following matters in accordance with the instructions indicated on the reverse side in respect of all shares of Common Stock of Genetics Institute, Inc. (the "Company") represented by Depositary Shares held by the undersigned. In addition, the undersigned authorize(s) the Depositary to appoint Gabriel Schmergel, Patrick Gage, Garen G. Bohlin and Tuan Ha-Ngoc and each of them, attorneys or attorney of the Depositary (with full power of substitution in them and each of them) for and in the name of the Depositary to attend the Annual Meeting of Stockholders of the Company to be held at The Charles Hotel, One Bennett Street, Cambridge, Massachusetts at 9:00 a.m. (local time), on Tuesday, April 19, 1994 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of Common Stock of the Company which the Depositary will be entitled to vote or act upon, with all powers the Depositary would possess if personally present, including the power to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.

     THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED BY THE DEPOSITARY AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL SPECIFIED BELOW, THE UNDERSIGNED SPECIFICALLY INSTRUCTS THE DEPOSITARY TO VOTE IN FAVOR OF SUCH ELECTION TO OFFICE OR PROPOSAL.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                          [Back]

1.   Election of Class I
     directors (for all        /  /  FOR      /  / WITHHOLD
     nominees except                               AUTHORITY
     as marked below)

                     James G. Andress and Benno C. Schmidt

____________________________________________________________________
(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, PRINT THAT NOMINEE'S NAME ON THE LINE PROVIDED ABOVE.)

2. Approval of an amendment to the Company's 1991 Employee Stock Purchase Plan to increase the aggregate number of the Company's Depositary Shares covered by such Plan from 180,000 to 480,000 and to amend certain offering commencement and offering termination dates.

     /  / FOR             /  / AGAINST        /  / ABSTAIN


3.   Ratification of the selection of Arthur Andersen & Co.

     /  / FOR             /  / AGAINST        /  / ABSTAIN


4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     /  / FOR             /  / AGAINST        /  / ABSTAIN


     Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke these voting instructions. The voting instructions may only be revoked by delivery of a written revocation to the Depositary prior to the Depositary's exercise of these voting instructions. If the undersigned hold(s) any of the Depositary Shares of the Company in a fiduciary, custodial or joint capacity or capacities, this voting instruction card is signed by the undersigned in every such capacity as well as individually.

                                   Dated:___________________, 1994

                                   _______________________________

                                   _______________________________
                                             Signature(s)

                                   Please sign name(s) exactly as
                                   appearing hereon.  When signing
                                   as attorney, executor, admin-
                                   istrator or other fiduciary,
                                   please give your full title as
                                   such. Joint owners should each
                                   sign personally.

                            GENETICS INSTITUTE, INC.

                       1991 EMPLOYEE STOCK PURCHASE PLAN


1.   PURPOSE.

     The 1991 Employee Stock Purchase Plan of Genetics Institute, Inc. (the "Plan") is intended to provide a method whereby employees of Genetics Institute, Inc. and its subsidiaries (hereinafter referred to, unless the context otherwise requires, as the "Company") will have an opportunity to acquire an equity interest in the Company through the purchase of shares of the common stock of the Company ("Common Stock"). It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.   DEFINITIONS.

     The following terms shall have the respective meanings set forth below:

     (a) "base pay" shall include regular earnings, premium pay and payments for overtime, excluding bonuses, before deduction for any contributions to any plan maintained by the Company and described in Section 401(a) of the Code.

     (b) "employee" means any person who is customarily employed for more than 20 hours per week and more than five months in a calendar year by the Company or any subsidiary corporation.

     (c) "Market Value" means last reported sales price for the Common Stock on the NASDAQ National Market System (or, if the
Common Stock is then listed on a national securities exchange, the closing price of the Common Stock on such exchange).

     (d) "Offering Commencement Date" means the applicable date on which an Offering under the Plan commences pursuant to Paragraph 4.

     (e) "Offering Termination Date" means the applicable date on which an Offering under the Plan terminates pursuant to Paragraph 4.

     (f) "subsidiary" means any present or future corporation which (i) would be a "subsidiary corporation" as that term is defined in Section 424 of the Code and (ii) is designated as a participant in the Plan by the Board of Directors or the Committee described in Paragraph 14.

3.   ELIGIBILITY.

     (a) Any employee who shall be employed by the Company on an Offering Commencement Date shall be eligible to participate in the Offering (as defined below) commencing on such Offering
Commencement Date.

     (b) Notwithstanding any provision of the Plan to the contrary, no employee shall be granted an option under the Plan:

          (i) if, immediately after the grant, such employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary (applying the rules of Section 424(d) of the Code in determining stock ownership); or

          (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.


4.   OFFERING DATES.

     The Plan will be implemented through a continuous series of offerings of the Common Stock (individually, an "Offering"). Each Offering will be for a period of twenty-four months (an "Offering Period"). The first Offering will commence on June 15, 1991 and terminate on June 14, 1993. Subsequent Offerings will commence every six months on December 15 and June 15 of each year and shall end on the second December 14 and June 14, respectively, thereafter. The last Offering will commence on December 15, 1993 and end on December 14, 1995. Each Offering Period will consist of four consecutive six-month purchase periods (individually, a "Purchase Period"). Each six-month Purchase Period shall commence on each June 15 and December 15 within an Offering Period and shall end on the next succeeding December 14 or June 14, respectively. The last day of each Purchase Period shall be the "Purchase Date" for that Purchase Period.

5.   PARTICIPATION.

     (a) An eligible employee may enroll as a participant in an Offering by completing an authorization for a payroll deduction ("Authorization") on the form provided by the Company and filing it with the office designated by the Company (the "Designated Office"), which shall initially be the Human Resources Office, at least three days and no more than 30 days prior to the applicable Offering Commencement Date.

     (b) Payroll deductions for a participant shall commence on the applicable Offering Commencement Date of the Offering for which such participant's Authorization is filed.

     (c) Once an employee becomes a participant by enrolling in an Offering under the Plan, such employee will automatically participate in the next Offering commencing after the Option (as defined below) granted to such employee in such Offering has expired, unless and until such employee withdraws from the Plan as set forth below. A participant is not required to file an additional Authorization for such successive Offerings in order to automatically participate therein. Any excess payroll deductions in a participant's account will be carried forward into the next Offering.

     (d)  An eligible employee may participate in only one
Offering at any one time.

6.   PAYROLL DEDUCTIONS.

     (a) At the time a participant files his or her Authorization, the participant shall elect to have deductions made from his or her pay on each payday during the time he or she is a participant in an Offering at the rate of 1, 2, 3, 4, 5, 6, 7, 8,
9 or 10% of his or her base pay on the applicable Offering
Commencement Date.

     (b) A participant may change the rate of payroll deductions for any Purchase Period by filing with the Designated Office a new Authorization not later than three days before the beginning of such Purchase Period. Such a changed rate shall apply to all subsequent Purchase Periods unless and until changed in accordance with this Paragraph 6(b).

     (c) All payroll deductions made for a participant shall be credited to his or her account under the Plan. A participant may not make any separate cash payment into such account.

7.   GRANTING OF OPTION.

     (a) Upon enrollment in an Offering, a participating employee shall be deemed to have been granted, on the applicable Offering Commencement Date, an option to purchase shares of Common Stock under the Plan. No more than 750 shares may be purchased on behalf of any participant in any single Purchase Period. Whether or not all shares have been purchased upon exercise of a participant's Option, such Option will expire on the earliest to occur of (i) the purchase of shares on the last Purchase Date of the applicable Offering Period; (ii) the Purchase Date immediately after which automatic termination results pursuant to Paragraph 9; or (iii) the date on which participation of such participant in the Plan terminates for any reason.

     (b)  The purchase price per share at which a share of Common
Stock will be purchased with payroll deductions made during each Purchase Period (the "Exercise Price") shall be the lower of:

          (i)  85% of the Market Value on the Offering
     Commencement Date of the Offering of which such Purchase Period is a part (or on the next regular business date on which shares of Common Stock shall be traded in the event that no shares of Common Stock shall have been traded on the Offering Commencement Date); or

          (ii) 85% of the Market Value on the Purchase Date applicable to such Purchase Period (or on the next regular business date on which shares of Common Stock shall be traded in the event that no shares of Common Stock shall have been traded on the Purchase Date).


8.   EXERCISE OF OPTION.

     With respect to each Offering during the term of the Plan:

     (a) Unless a participant gives written notice of withdrawal to the Company as provided in Paragraph 10, his or her Option will be deemed to have been exercised automatically on each Purchase Date in such Offering, for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his or her account at that time shall purchase at the applicable Exercise Price, subject to a maximum of 750 shares pursuant to Paragraph 7(a). Any excess payroll deductions in his or her account at that time will be carried forward in such participant's account for application on the next Purchase Date in such Offering.

     (b) Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares shall be carried forward in such participant's account for application on the next Purchase Date in such Offering.

9.   AUTOMATIC RE-ENROLLMENT IN A NEW OFFERING.

     Unless a participant notifies the Designated Office in writing to the contrary, in the event that the Market Value on the Offering Commencement Date of any new Offering (a "New Offering") is lower than the Market Value on the Offering Commencement Date of a previous Offering in which an employee is then enrolled, such employee will be automatically re-enrolled in the New Offering on the Offering Commencement Date of such New Offering. In such event, the participation of such employee in the previous Offering shall terminate immediately after the purchase of shares of Common Stock, pursuant to Paragraph 8, on the Purchase Date for the Purchase Period ending immediately prior to the Offering Commencement Date for the New Offering. Any payroll deductions in such participant's account will be carried forward into the New Offering.

10.  DELIVERY.

     As promptly as practicable after any Purchase Date, the Company will deliver to each participant a certificate or certificates representing the shares of Common Stock purchased upon the exercise of such participant's Option.

11.  WITHDRAWAL.

     (a) A participant may elect to withdraw payroll deductions credited to his or her account under any Offering at any time by giving written notice of withdrawal to the Designated Office at least three days prior to any Purchase Date. All of the participant's payroll deductions credited to his or her account, with simple interest computed at the passbook savings account rate offered by Bank of Boston as of the applicable Offering Commencement Date, will be paid to the participant promptly after receipt of such notice of withdrawal and no further payroll deductions will be made from his or her pay during such Offering. The Company may, at its option, treat any attempt by an employee to borrow on the security of accumulated payroll deductions as an election, under this Paragraph, to withdraw such deductions.

     (b) A participant's withdrawal from any Offering will not have any effect upon his or her eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

     (c) Upon termination of the participant's employment for any reason, including retirement but excluding death while in the employ of the Company, the payroll deductions credited to his or her account, with simple interest computed at the passbook savings account rate offered by Bank of Boston as of the applicable Offering Commencement Date, will be returned to the participant or, in the case of the participant's death subsequent to the termination of employment, to the person or persons entitled thereto under Paragraph 15.

     (d) Upon termination of the participant's employment because of death, his or her beneficiary (as defined in Paragraph 15) shall have the right to elect, by written notice given to the Treasurer of the Company prior to the expiration of the period of 30 days commencing with the date of the death of the participant, either

          (i) to withdraw all of the payroll deductions credited to the participant's account under the Plan or

          (ii) to exercise the participant's Option on the Purchase Date next following the date of the participant's death for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in the participant's account at the date of the participant's death will purchase at the applicable Exercise Price, and any excess in such account will be returned to said beneficiary.


     In the event that no such written notice of election shall be duly received by the Designated Office, the beneficiary shall automatically be deemed to have elected to withdraw the payroll deductions credited to the participant's account at the date of the participant's death and the same will be paid promptly to the said beneficiary with simple interest computed at the passbook savings account rate offered by Bank of Boston as of the applicable Offering Commencement Date.

12.  INTEREST.

     No interest will be paid or allowed on any money paid into the Plan or credited to the account of any participant employee except upon withdrawal as provided under Paragraph 11.

13.  STOCK.

     (a) Subject to adjustment as provided in Paragraph 18, the maximum number of shares of Common Stock which shall be issued under the Plan is 180,000 shares. Subject to adjustment as provided in Paragraph 18, the maximum number that may be issued during each Purchase Period for all Offerings then in effect is 30,000 shares. If the total number of shares for which Options are exercised on any Purchase Date in accordance with Paragraph 8 exceeds the maximum number available, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each participant under the Plan shall be carried forward in such participant's account for application on the next Purchase Date.

     (b) A participant will have no interest in Common Stock covered by his or her Option until such Option has been exercised.

     (c) Certificates for Common Stock to be delivered to a participant under the Plan will be registered in the name of the participant, or, if the participant so directs by written notice to the Company prior to the applicable Purchase Date, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with rights of survivorship, to the extent permitted by applicable law.

14.  ADMINISTRATION.

     The Plan shall be administered by the Compensation Committee appointed by the Board of Directors of the Company (the "Committee"). The officer of the Company charged with day-to-day administration of the Plan shall, for matters involving the plan, be an ex-official member of that Committee. The interpretation and construction of any provision of the Plan and the adoption of rules and regulations for administering the Plan shall be made by the Committee, subject, however, at all times to the final jurisdiction which shall rest in the Board of Directors. Determinations made by the Committee and approved by the Board of Directors with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives. Any rule or regulation adopted by the Committee shall remain in full force and effect unless and until altered, amended, or repealed by the Committee or the Board of Directors. The Company shall indemnify Committee members, to the fullest extent permitted by applicable statute, for any expenses incurred in defending a civil or criminal action or proceeding, arising out of such member's actions with respect to administration of the Plan, in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if such member shall be adjudicated not to have acted in good faith in the reasonable belief that such member's action was in the best interest of the Company.

15.  DESIGNATION OF BENEFICIARY.

     A participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash in the event of the death of the participant prior to the delivery of such shares or cash to the participant. Such designation of beneficiary may be changed by the participant at any time by written notice to the Designated Office. Within 30 days after the participant's death, the beneficiary may, as provided in Paragraph 11(d), elect to exercise the participant's Option when it becomes exercisable on the next Purchase Date of the then current Offering. Upon the death of a participant and upon receipt by the Company of proof of the identity and existence at the participant's death of a beneficiary validly designated by the participant under the Plan, and notice of election of the beneficiary to exercise the Option, the Company shall deliver such stock and/or cash to such beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such stock and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company) the Company, in its discretion, may deliver such stock and/or cash to the spouse or to any one or more dependents of the participant as the Company may designate. No beneficiary shall prior to the death of the participant by whom he has been designated acquire any interest in the stock or cash credited to the participant under the Plan.

16.  TRANSFERABILITY.

     Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an Option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant otherwise than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Paragraph 11(a).

17.  USE OF FUNDS.

     All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

18.  EFFECT OF CHANGES OF COMMON STOCK.

     In the event of any changes of outstanding shares of the Common Stock by reason of stock dividends, subdivisions, combinations and exchanges of shares or recapitalizations, the aggregate number and class of shares available under the Plan and the Exercise Price per share shall be appropriately adjusted by the Board of Directors, whose determination shall be conclusive. Any such adjustments may provide for the elimination of any fractional shares which would otherwise become subject to any Option.

19.  AMENDMENT OR TERMINATION.

     The Plan shall continue until termination of the last Offering, pursuant to Paragraph 4, or until all of the shares of Common Stock reserved for issuance under the Plan have been issued, whichever occurs first. The Board of Directors of the Company may at any time amend, suspend or discontinue the Plan, but no amendment, suspension or discontinuation shall be made which would adversely affect the rights of any participant under any Option then outstanding, without his or her consent. In addition to the extent necessary or desirable to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time, or with Section 423 of the Code, the Company shall obtain stockholder approval of any amendment to the Plan in such manner and to such extent as required.

20.  NOTICES.

     All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received at the Designated Office.

21.  MERGER.

     In the event the Company shall merge with another corporation or shall sell all or substantially all of its assets, the Board of Directors of the Company, in its sole discretion, will either
(i) provide that Options granted under the Plan will be fully exercisable, to the extent of each participant's accumulated payroll deductions for the Purchase Periods then in effect, as of an accelerated Purchase Date determined by the Board of Directors on or prior to the closing of such merger or sale, subject to the limitations set forth in Paragraph 13(a), or (ii) arrange for the surviving, continuing, successor or purchasing corporation, as the case may be, to assume the Company's rights and obligations under the Plan, provided that the securities which a holder of one share of Common Stock of the Company is enabled to receive in such merger or sale shall be substituted for each share of Common Stock of the Company otherwise issuable under the Plan.

22.  APPROVAL OF STOCKHOLDERS.

     The Plan has been adopted by the Board of Directors of the Company, but is subject to the approval of the stockholders of the Company on or before June 1, 1991.

23.  NOTICE OF DISPOSITION.

     Each participant shall notify the Company if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two years from the Offering Commencement Date or within six months from the Purchase Date on which such shares were purchased (the "Notice Period"). Unless such participant is disposing of any of such shares during the Notice Period, such participant shall keep the certificates representing such shares in his or her name (and not in the name of a nominee) during the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificates representing shares acquired pursuant to the Plan requesting the Company's transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on certificates.

24.  REGISTRATION AND QUALIFICATION OF THE PLAN UNDER APPLICABLE
     SECURITIES LAWS.

     No Option shall be granted under the Plan until such time as the Company has qualified or registered the shares which are subject to the Option under the applicable state and federal securities laws to the extent required by such laws.


          Approved by the Board of Directors on February 19, 1991. Approved by the Stockholders on April 16, 1991.

                            GENETICS INSTITUTE, INC.

                               First Amendment to

                       1991 Employee Stock Purchase Plan
                       ---------------------------------

     The Genetics Institute, Inc. (the "Company") 1991 Employee
Stock Purchase Plan (the "Plan") is hereby amended in the following respect effective as of September 19, 1991.

     The following text is hereby inserted as Section 25 to the
Plan:

     "25.  Special Merger Provisions.
     --------------------------------

     In connection with the merger of AHP Merger Subsidiary Corporation with and into the Company (the "Merger") pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of September 19, 1991, among the Company, American Home Products Corporation ("AHP"), AHP Biotech Holdings, Inc. ("Holdings") and AHP Merger Subsidiary Corporation the following special provisions shall apply. To the extent there is a conflict between any of the provisions of this Section 25 and any other provision of the Plan, the specific provisions of this Section 25 shall be controlling. Unless defined elsewhere in the Plan, capitalized terms in this
Section 25 shall have the meanings ascribed to them in the Merger
Agreement.

     (a) The Offering scheduled to begin on December 15, 1991 (the "Second Offering") and the Purchase Period scheduled to begin on December 15, 1991 under the Offering that commenced on June 15, 1991 (the "First Offering") shall be suspended and shall commence on the first business day following the earlier of (i) the Effective Time or (ii) the termination of the Merger Agreement; provided, however, that payroll deductions shall recommence on the first practicable date on which automatic payroll deductions for purposes of participating in the Plan can commence. The Purchase Periods commencing on such date shall terminate on June 14, 1992. No payroll deductions pursuant to the Plan will be made while the suspension of such Offering and Purchase Periods is in effect.

     (b) After the Effective Time of the Merger, all references in the Plan to Common Stock shall (pursuant to this Section 25 and the Merger Agreement) automatically become references to Common Stock subject to the AHP Option as represented by Depositary Shares (evidenced by Depositary Receipts to be issued in accordance with the terms of the Depositary Agreement).

     (c) Upon consummation of the Merger, (i) participants enrolled in the First Offering automatically will be enrolled in the Second Offering and the First Offering shall terminate.

     (d) If Holdings exercises the AHP Option, the Purchase Periods then in effect shall automatically accelerate and terminate on the Closing Date. On the Closing Date, each participant in an Offering shall receive cash in the amount of (i) the excess of the applicable Option Exercise Price over the Purchase Price applicable to such participant's participation in the Purchase Period and Offering then in effect immediately prior to the Closing Date, times (ii) the number of Depositary Shares which could be purchased with such participant's accumulated payroll deductions at such Purchase Price.

     (e) Upon the expiration of the AHP Option, all references in the Plan to Common Stock subject to the AHP Option as represented by Depositary Shares (evidenced by Depositary Receipts issued in accordance with the terms of the Depositary Agreement) (as provided in subsection 25(b)) shall automatically revert to references to Common Stock, and the Plan shall continue on the same terms and conditions in effect prior to such expiration."



                              Adopted by the Board of Directors on
                              September 19, 1991

                              Approved by the Stockholders of the
                              Company on January 16, 1992

                            GENETICS INSTITUTE, INC.

                              Second Amendment to

                       1991 Employee Stock Purchase Plan
                       ---------------------------------

     The Genetics Institute, Inc. (the "Company") 1991 Employee
Stock Purchase Plan (the "Plan") is hereby amended in the following respect.

     1. Section 4 of the Plan is deleted in its entirety and the following is substituted therefor:

     "The Plan will be implemented through a continuous series of offerings of the Common Stock (individually, an "Offering"). Each Offering will be for a period of twenty-four months (an "Offering Period"). Offerings will commence every six months on November 15 and May 15 of each year and shall end on the second November 14 and May 14, respectively; PROVIDED, HOWEVER, the next Offering under the Plan shall commence on June 15, 1994 and end on May 14, 1996. The last Offering will commence on November 15, 1996 and end on November 14, 1998. Each Offering Period will consist of four consecutive six-month purchase periods (individually, a "Purchase Period"). Each six-month Purchase Period shall commence on each May 15 and November 15 and shall end on the next succeeding November 14 or May 14. The Purchase Periods currently scheduled to terminate on June 14, 1994 shall terminate on such date, but the Purchase Periods currently scheduled to terminate on December 14, 1994 for the Offerings then in effect shall instead terminate on November 14, 1994. The Purchase Periods currently scheduled to commence on June 15, 1994 shall commence on such date, but the Purchase Periods currently scheduled to commence on December 15, 1994 for the Offerings then in effect shall instead commence on November 15, 1994. The last day of each Purchase Period shall be the "Purchase Date" for that "Purchase Period."

     2. The last sentence of Section 8(a) is hereby deleted and the following sentence is substituted therefor:

     "Any excess payroll deductions in his or her account at that time will be returned to such participant."

     3. Section 13(a) is hereby deleted and the following is substituted therefor:

     "Subject to adjustment as provided in Paragraph 18, the maximum number of shares of Common Stock which shall be issued under the Plan is 480,000 shares. Subject to adjustment as provided in Paragraph 18, the maximum number that may be issued during each Purchase Period for all Offerings then in effect is

50,000 shares. If the total number of shares for which Options are exercised on any Purchase Date in accordance with Paragraph 8 exceeds the maximum number available, the Company shall make a pro rata distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions shall be returned to the participants. If the total number of shares for which Options are exercised on any Purchase Date in accordance with Paragraph 8 is less than the maximum number available, the number of shares not purchased may be carried over to and made available during any subsequent Offering."


                              Adopted by the Board of Directors on
                              January 18, 1994

                              Approved by the Stockholders of the
                              Company on ________________, 1994





                                      -2-